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                                                                    EXHIBIT 99.1

Press Release

Class Action Lawsuit Commenced Against Caliper Technologies, Inc. (CALP) By Bernstein Liebhard & Lifshitz, LLP

INTERNET WIRE -- A securities class action lawsuit was commenced on behalf all persons who acquired Caliper Technologies, Inc. (NASDAQ: CALP - news; "Caliper" or the "Company") securities between December 15, 1999 and December 6, 2000 (the "Class Period"). A copy of the complaint is available from the Court or from Bernstein Liebhard & Lifshitz, LLP. Please visit our website at www.bernlieb.com or contact us by phone at (800)277-1522 or by e-mail at CALP@bernlieb.com.

The case is pending in the United States District Court for the Southern District of New York located at 500 Pearl Street, New York, NY 10007. Named as defendants in the complaint are Caliper and the following executive officers of
Caliper: Daniel L. Kisner and James L. Knighton. The complaint also names as a defendant Credit Suisse First Boston Corporation ("Credit Suisse"), one of the lead underwriters of the Company's initial public offering of 4,500,000 shares of common stock at $16.00 per share on December 15, 1999 ("IPO").

The complaint charges defendants with violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 for issuing a Registration Statement and Prospectus (the "Prospectus") that contained materially false and misleading information and failed to disclose material information. The Prospectus was issued in connection with Caliper' IPO.

The complaint alleges that the Prospectus was false and misleading because it failed to disclose (i) Credit Suisse's agreement with certain investors to provide them with significant amounts of restricted Caliper shares in the IPO in exchange for exorbitant and undisclosed commissions; and (ii) the agreement between Credit Suisse and certain of its customers whereby Credit Suisse would allocate shares in the IPO to those customers in exchange for the customers' agreement to purchase Caliper shares in the after-market at pre-determined prices.

The SEC is investigating underwriting practices in connection with several other initial public offerings, including the offerings of Ariba, Inc., VA Linux Systems, Inc. and United Parcel Service, Inc.

Plaintiff seeks to recover damages on behalf of all those who purchased or otherwise acquired Caliper securities during the Class Period.

If you purchased or otherwise acquired Caliper securities during the Class Period, and either lost money on the transaction or still hold the securities, you may wish to join in the action to serve as lead plaintiff. In order to do so, you must meet certain requirements set forth in the applicable law and file appropriate papers no later than August 6, 2001.

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Alead plaintiff is a representative party that acts on behalf of other class members in directing the litigation. In order to be appointed lead plaintiff, the Court must determine that the class member's claim is typical of the claims of other class members, and that the class member will adequately represent the class. Under certain circumstances, one or more class members may together serve as "lead plaintiff." Your ability to share in any recovery is not, however, affected by the decision whether or not to serve as a lead plaintiff. You may retain Bernstein Liebhard & Lifshitz, LLP, or other counsel of your choice, to serve as your counsel in this action.

Bernstein Liebhard & Lifshitz, LLP has been retained as one of the law firms to represent the Class. The attorneys at Bernstein Liebhard & Lifshitz, LLP have extensive experience in securities class action cases, and have played lead roles in major cases resulting in the recovery of hundreds of millions of dollars to investors. For more information about Bernstein Liebhard & Lifshitz, LLP, please visit our website at www.bernlieb.com.

If you would like to discuss this action or if you have any questions concerning this Notice or your rights as a potential class member or lead plaintiff, you may contact Ms. Linda Flood, Director of Shareholder Relations, at Bernstein Liebhard & Lifshitz, LLP, 10 East 40th Street, New York, New York 10016, (800) 217-1522 or 212-779-1414 or by e-mail at CALP@bernlieb.com.


Contact:

 Ms. Linda Flood
 Bernstein Liebhard & Lifshitz, LLP
 212-779-1414
 CALP@bernlieb.com